Exhibit 23.3

CONSENT OF LAW FIRM IN THE PEOPLE’S REPUBLIC OF CHINA

To the Board of Directors
China Equity Platform Holding Group Limited

As legal adviser of the People’s Republic of China (the “PRC”), we issued our Supplementary Legal Opinion dated July 18, 2011, with respect to China Equity Platform Holding Group Limited on the legality of the company’s business in the PRC.

We hereby consent to the incorporation of the aforesaid Supplementary Legal Opinion by reference into Form F-1 (Amendment No.5) of China Equity Platform Holding Group Limited to be filed with the Securities and Exchange Commission on or about September 16, 2011, filed pursuant to the Securities Act of 1933.

/s/ WANG CHONG

WANG CHONG
Dated: September 16, 2011